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                                                       EXHIBIT 22


                        PARENTS AND SUBSIDIARIES


    There are no parents of the Corporation. There is no subsidiary for which separate financial statements are filed. The following list includes the Corporation and its subsidiaries, all of which are included, in the consolidated financial statements.

                                      State or             Percentage of
                                     Country of           Voting Securities
Name                                Incorporation       Owned by the Corporation
Oneida Ltd.                            New York                  -

Buffalo China, Inc.                    New York                 100

Encore Promotions, Inc.                New York                 100

Kenwood Silver Company, Inc.
  d/b/a Oneida Factory Stores          New York                 100

Oneida Australia Pty Ltd.              Australia                100

Oneida Canada, Limited                 Canada                   100

Oneida Distribution Services, Inc.     New York                 100

Oneida International, Inc.             Delaware                  88

Oneida Mexicana, S.A. de C.V.          Mexico                   100

THC Systems, Inc.
  d/b/a Rego China                     New York                 100